UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share of Wells Real Estate Investment Trust, Inc.

(2)	Aggregate number of securities to which transaction applies:
19,568,641 shares of common stock of Wells Real Estate Investment Trust, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filling fee is based on (i) $8.9531, the negotiated per-share price for common stock of Wells Real Estate Investment Trust, Inc., multiplied by (ii) 19,568,641, the number of shares of common stock of Wells Real Estate Investment Trust, Inc. to be issued, multiplied by (iii) 0.000107, the merger consideration multiplier in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended.

(4)	Proposed maximum aggregate value of transaction:
$175,200,000

(5)	Total fee paid:
$18,746.40

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

On March 6, 2007, Wells Real Estate Investment Trust, Inc. (the “Registrant”) intends to make available to investors on its website (www.wellsreit.com) a video presentation describing (i) the potential merger of the Registrant with its external third-party advisors, and (ii) a proxy solicitation of the Registrant’s stockholders.

The following is the script of the video presentation.

SCRIPT FOR VIDEO PRESENTATION

Before viewing the video presentation on the Registrant’s website (www.wellsreit.com), visitors must confirm that they have read the following disclosures and cautionary statements legends:

“In connection with this proposed transaction described above, Wells REIT has filed a proxy statement and other related materials with the Securities and Exchange Commission (SEC). The final proxy statement was mailed to Wells REIT stockholders on or about March 2, 2007. In addition, stockholders may obtain the proxy statement and all other relevant documents filed with the SEC by Wells REIT free of charge at the SEC’s Web site, www.sec.gov, or from the Wells REIT Web site at www.wellsreit.com, or by calling the Wells REIT Client Services Department at 800-557-4830. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Wells REIT directors, executive officers, and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Wells REIT in favor of the proposed transaction. Information about Wells REIT, its directors and its executive officers, and their ownership of Wells REIT securities, are set forth in the proxy statement.”

“This video may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion of the contemplated internalization transaction, discussion and analysis of the quality, nature and cost of other future actions, the amount and timing of the sale of real estate assets, and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as ‘may,’ ‘will,’ ‘expect,’ ‘intend,’ ‘anticipate,’ ‘estimate,’ ‘believe,’ or other similar words. Viewers of this video should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include satisfaction of the conditions to the closing of the internalization transaction, including obtaining stockholder approvals, changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, viewers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this video. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.”

“Please be advised that the following video presentation was recorded prior to February 2, 2007 and states that Wells REIT has no employees; however, on February 2, 2007, Donald A. Miller, CFA, became the Chief Executive Officer and President of Wells REIT and became an employee of Wells REIT.”

The script for the video presentation itself is as follows:

“Hello. I’m Don Moss, an independent director – and an investor – in Wells REIT, the Wells Real Estate Investment Trust. On behalf of the Board, I can tell you important changes are proposed for the management structure of Wells REIT. Currently, Wells REIT has no employees of its own. The REIT’s management is contracted out to external management. We are proposing instead that the REIT employ its own internal management – sometimes called ‘internalization.’ We believe this would create a more favorable structure as the REIT approaches its January 2008 deadline to list its shares on a national stock exchange, or begin selling its properties. Wells REIT would be the largest nontraded office REIT to internalize its management. We have been advised that, historically, the marketplace has preferred internalized REITs, as opposed to externally managed ones. For this and other reasons, we have concluded that internalization is in the best interest of our stockholders. If you are a Wells REIT stockholder you will be asked to vote on this, as well as several related proposals. On behalf of the independent directors and the entire Board we unanimously recommend that stockholders approve these proposals. We encourage you to read the proxy materials before making a decision and you should consult your financial advisor if you have questions. Your vote is important. We must have a quorum to enact these changes, and prompt voting can reduce the REIT’s proxy solicitation expenses. On behalf of the Board of Wells REIT, thank you for your interest. And to our investors, thank you for your continued confidence.”